Exhibit 10.6
Friday, January 13, 2012

Dear Bryan Hinton,

This letter represents an offer of full-time employment, subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment and employment with HQC is at will.

Position: Sr. Software Architect
Base salary: $135,000.00 Annualized
Start date: On or before January 30, 2012

Division/Department: Research and Development
FLSA status: Exempt, Full-time
Location: Salt Lake City, UT

Business hours: 8:30 AM - 5:30 PM, Monday through Friday. Work hours may vary based upon the need of the position.

In addition to the base salary, you will:

1.Receive a $5,000.00 signing bonus payable with your first eligible pay period.
2.Be eligible to receive a bonus equal up to 10% of your annual base salary subject to the individual, department, and company performance initiatives. Such bonus will be prorated based upon the number of days you are employed by the company during that fiscal year. The bonus for any fiscal year will be paid after the Company's books for that year have been closed. The bonus will only be paid if you are employed by the Company at the time of bonus determination.
3.Receive a Stock Option Grant for a certain number of shares of the Parent Company's Common Stock. The amount of your option grant is set within the sole discretion of the Board of Directors, at the next applicable board meeting. This option is subject to the terms and conditions applicable to options granted under the Parent's 2011 Stock Incentive Plan as described in the Plan and the applicable Stock Option Agreement. You will be vested in 25% of the option share after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
4.Receive a one-time grant of 40 PTO hours effective on your official start date.

Full-time employment with Healthcare Quality Catalyst also includes:

Insurance Plans: Eligibility begins on the first day of the month following 30-days of employment.
•Medical and Dental Insurance: HQC pays 100% of the monthly insurance premium for the employee and 50% of the adjusted premium for dependents and spouse.
•Vision Insurance: The Vision Plan is an employee elective plan. The insurance premium is the responsibility of the employee. Premiums may be deducted as a pre-tax deduction on a per-pay period basis.
•Life, Accidently Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HQC.
•Flexible Spending Account: FSA allow you to contribute pre-tax dollars which can be used to pay for qualifying medical, dental, and vision care expenses not otherwise covered under normal health-related insurance plans.

Paid Time Off:
•Holiday Pay: Ten days of time off with pay according to the annual holiday schedule, including two personal holidays.
•Paid Time Off: PTO eligibility begins on your date of hire and may be used as soon as it is earned. PTO is accrued and awarded according to the following schedule:

Accrual Period	Hours	Hours Per Pay Period	Days Per Year
0 - 4 years of service	120	4.62	15
5 – 9 years of service	160	6.15	20
10+ years- Maximum accrual	208	8.0	26

Retirement Plan: HQC is in the process of implementing a Safe Harbor 401K Retirement Plan. You will be advised of the plan provision once implementation occurs. It is anticipated that the 401K Retirement Plan will be implanted in the first quarter of 2012.

All benefits are subject to change. Additional details about each benefit are available in the Employee Handbook or by speaking directly with the Human Resource office.

Pay checks are issued on a bi-weekly basis with a total of 26 pay periods per calendar year. You are encouraged to participate in our direct deposit program as our payroll is outsourced.

With acceptance of this employment offer, you will be asked to sign [both an Employee Agreement] and an Employee Invention and Confidentiality Agreement and agree to the on-going compliance with such agreements as a condition of employment. These agreements contain "employment at will", "non-compete" and "non-disclosure" provisions. Copies of these agreements are available for your review upon request in advance of accepting employment. Otherwise, copies of these agreements will be provided to you prior to your start date.

At Will Employment

Employment with HQC is "at-will." This means that it is not for any specified period of time and can be terminated by you or by HQC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HQC's personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HQC.

The "at-will" nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by a duly authorized officer of HQC.

In addition, we are required by law to obtain documentation within the first three days of employment that you are eligible to work in the United States. Please bring copies of your eligibility documentation on your first day of employment. Enclosed is a copy of INS Form l-9, which contains a list of acceptable documentation.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HQC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter (written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HQC

HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.

Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HQC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms win remain in effect.

This offer is valid until Monday, January 16, 2012 and requires a written response by 9:00 AM on this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact our Human Resource office at 801-708-6809 at your earliest convenience.

We look forward to you joining the Health Catalyst team.

Sincerely,

Sherm Conger
Director of Human Resources
SHERM.CONGER@HQCATALYST.COM

Acknowledgement of Understanding and Acceptance
By signing below:
1.I acknowledge that I have read and understand the foregoing terms and conditions of this employment offer.
2.I accept this employment offer.

Accepted by: /s/ Bryan Hinton Date: 2/6/2012

3